Exhibit 10.4
SENIOR SECURED PROMISSORY NOTE

US $15,000,000	March 9, 2020

FOR VALUE RECEIVED, Basic Energy Services, Inc., a Delaware corporation (the “Obligor”), hereby unconditionally promises to pay to Ascribe III Investments LLC, a Delaware limited liability company (the “Payee”), the principal amount set forth in Section 3 hereto, together with interest thereon as provided in Section 2 hereof, on the Maturity Date (as defined below), on the terms and subject to the conditions provided herein.
1.     Definitions.
(a)    In this Note, the following terms shall have the following meanings:
“ABL Amendment” has the meaning assigned to such term in Section 5.
“ABL Credit Agreement” means that certain Credit Agreement dated as of October 2, 2018, by and among the Obligor, as borrower, the lenders party thereto and Bank of America, N.A., as administrative agent (the “ABL Agent”), as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“ABL Security Agreement” means that certain Security Agreement dated as of October 2, 2018 by and among the Obligor, the other grantors party thereto and the ABL Agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Acquisition” means the acquisition by the Obligor of the production business of NexTier Oilfield Solution Inc. pursuant to that certain Purchase Agreement dated as of the Effective Date by and among the Payee, the Obligor, NexTier Holding Co. and C&J Well Services, Inc.
“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. §101, et seq.).
“Bridge Loan Documents” has the meaning assigned to such term in Section 15.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City (New York) are authorized or required by law to close.
“Collateral” has the meaning assigned to such term in Section 10.
“Code” means the New York Uniform Commercial Code, as in effect from time to time; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority, or remedies with respect to the Payee’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies.
“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Dollars” and “$”means the lawful currency of the United States of America.
“Excluded Property” has the meaning set forth in the Indenture.
“Guarantied Obligations” means all of the obligations under this Note now or hereafter existing, whether for principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), fees, the Payee’s expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), or otherwise, and any and all documented out-of-pocket expenses (including reasonable counsel fees and expenses) incurred by the Payee in enforcing any rights under the guaranty set forth herein. Without limiting the generality of the foregoing, Guarantied Obligations shall include all amounts that constitute part of the Guarantied Obligations and would be owed by the Obligor to the Payee but for the fact that they are unenforceable or not allowable, including due to the existence of a bankruptcy, reorganization, other Insolvency Proceeding or similar proceeding involving the Obligor or any Guarantor.
“Guarantors” means each person that is a subsidiary of the Obligor party hereto as a guarantor and each of the Obligor’s Subsidiaries that becomes a guarantor of this Note pursuant to Section 9 hereof.
“Indenture” means that certain Indenture dated as of October 2, 2018 with respect to 10.75% Senior Secured Notes among Obligor and UMB Bank, N.A., as trustee and collateral agent, as amended or supplemented from time to time.
“Indenture Security Agreement” means that certain Security Agreement dated as of October 2, 2018 by and among the Obligor, the other grantors party thereto and UMB Bank, N.A., as collateral agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions, generally with creditors, or proceedings seeking reorganizations, arrangement, or other similar relief.
“Lien” means any mortgage, pledge, security interest, hypothecation, assignment for collateral purposes, lien (statutory or other) or similar encumbrance, and any easement, right-of-way, exclusive license, restriction, defect, exception or irregularity in title or similar charge or encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof); provided that in no event shall any operating lease or non-exclusive license with respect to any intellectual property rights entered into in the ordinary course of business or any precautionary UCC filings made pursuant thereto by an applicable lessor or lessee, be deemed to be a Lien.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, financial condition or results of operations of the Obligor and its subsidiaries (taken as a whole), (b) the validity or enforceability of this Note, (c) the ability of the Obligor to perform its obligations under this Note, (d) the rights or remedies of the Payee hereunder or (e) the priority of any Liens granted to the Payee in or to the Collateral.
“Material Real Property” has the meaning set forth in the Indenture.
“Maturity Date” means October 15, 2023.
“Note” means this Senior Secured Promissory Note, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Person” has the meaning set forth in the Indenture.
“Solvent” means, with respect to the Obligor and its Subsidiaries on a consolidated basis on any date of determination, that on such date (a) the fair value of the assets of the Obligor and its Subsidiaries exceeds, on a consolidated basis, the debts and liabilities, subordinated, contingent or otherwise, of the Obligor and its Subsidiaries, (b) the present fair saleable value of the property of the Obligor and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of the debts and other liabilities, subordinated, contingent or otherwise, of the Obligor and its Subsidiaries as such debts and other liabilities become absolute and matured, (c) the Obligor and its Subsidiaries, on a consolidated basis, are able to pay the debts and liabilities, subordinated, contingent or otherwise, of the Obligor and its Subsidiaries as such liabilities become absolute and matured and (d) the Obligor and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which the Obligor and its Subsidiaries have unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that can reasonably be expected to become an actual and matured liability.

“Subsidiary” has the meaning set forth in the Indenture.
(b)    The following terms used herein shall have the respective meanings set forth in the Indenture Security Agreement: “ABL Collateral”, “Collateral Accounts”, “Equipment”, “Fixtures”, “Intellectual Property”, “Investment Property”, “Material Real Property”, “Pledged Equity”, “Proceeds”, “Records”, and “Supporting Obligations”.
(c)    The following terms used herein shall have the respective meanings set forth in the Code: “Commercial Tort Claims”, “Documents”, “General Intangibles”, “Instruments” and “Letter of Credit Rights”.
2.     Interest. From the date hereof until (but not including) the date this Note is paid in full, interest shall accrue on the outstanding principal amount of this Note at a rate per annum equal to 10.0% (the “Initial Rate”); provided that the Initial Rate shall increase by 2.0% on January 1, 2021 and on each January 1 thereafter (the then effective interest rate referred to herein as the “Rate”). Interest payable pursuant hereto shall be calculated monthly at the end of each fiscal month on the basis of a 365/366-day year for the actual days elapsed. Accrued interest hereunder shall be payable in cash at the end of each fiscal month in arrears and when the unpaid principal amount hereof is declared due and payable. Upon the occurrence and during the continuance of an Event of Default (as defined below), the unpaid principal amount of this Note and, to the extent permitted by applicable law, any interest payments or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any Insolvency Proceeding, whether or not allowed in such Insolvency Proceeding) payable on demand at a rate that is two percent (2.0%) per annum in excess of the Rate otherwise applicable thereto pursuant to the first sentence of this Section 2 (the “Default Rate”). Notwithstanding any provision herein to the contrary, no interest shall accrue under this Note at a rate in excess of the highest applicable rate permitted by law.
3.     Advance. On the terms and subject to the conditions contained in this Note, the principal amount of this Note shall be made available to the Obligor in a single drawing on the date hereof in the aggregate principal amount equal to $15,000,000 (the “Advance”).
4.     Closing Fee. Upon the effectiveness of this Note, the Obligor shall pay the Payee a closing fee in cash equal to $525,000 (the “Closing Fee”).
5.     Conditions to Advance. The obligation of the Payee to make the Advance hereunder is subject to the satisfaction of the following conditions precedent (the date upon which the Payee is in receipt of each of the following items, each in form and substance reasonably satisfactory to the Payee, the “Effective Date”):
(a)    Note. The Payee shall have received this Note, duly executed and delivered by the Obligor and the Guarantors.
(b)    Closing Fee and Expenses. The Obligor shall have paid (i) the Closing Fee, which may be netted from the proceeds of the Advance and (ii) all reasonable and documented out-of-pocket expenses of the Payee (including, without limitation, the reasonable and documented fees and expenses of Fried, Frank, Harris, Shriver & Jacobson LLP).
(c)    No Default and Representations and Warranties. Both before and after giving effect to the Advance, (i) no Default or Event of Default shall have occurred and be continuing, and (ii) each of the representations and warranties made by the Obligor herein shall be true and correct in all material respects (to the extent not otherwise qualified by materiality) on and as of such date.
(d)    Drawdown Notice. The Payee shall have received a request for the Advance duly executed by an officer of the Obligor with disbursement instructions attached thereto.
(e)    Financing Statements. The Payee shall have received copies of proper financing statements, filed or duly prepared for filing under the Code in all jurisdictions that the Payee may deem reasonably necessary in order to perfect and protect the Liens on assets of each of the Obligor and the Guarantors created hereunder, covering the Collateral described herein.
(f)    Secretary’s Certificate. The Payee shall have received a certificate of each of the Obligor and the Guarantors certifying that there has been no change to any of the Obligor’s or Guarantors’ (A) certificate or articles of incorporation, formation or organization or (B) bylaws or operating agreements (or equivalent or comparable constitutive documents) (collectively, “Organization Documents”) since the closing of the ABL Credit Agreement and the Indenture (or otherwise attaching such changed Organization Documents).
(g)    Written Consents: The Payee shall have received true, complete and correct copies of the resolutions or written consents authorizing the borrowing by the Obligor of the Advance and the guarantees of the Guarantied Obligations provided by the Guarantors and the other transactions contemplated hereunder.
(h)    Good Standing Certificates. The Payee shall have received good standing certificates of each of the Obligor and the Guarantors, issued by the Secretary of State or other appropriate official of the jurisdiction of incorporation, organization or formation of the Obligor and such Guarantors.
(i)    Closing Certificate. The Payee shall have received a certificate executed by an officer of the Obligor certifying that the conditions specified in Section 5(c) have been satisfied.
(j)    ABL Amendment. The Obligor shall have entered into an amendment to the ABL Credit Agreement (the “ABL Amendment”).
(k)    Liquidity Condition. As of the Effective Date, pro forma for the Acquisition, the Obligor will have available liquidity equal to or greater than $40,000,000.
6.     Representations and Warranties. To induce the Payee to make the Advance, the Obligor hereby represents and warrants to the Payee that:
(a)    Status. Each of the Obligor and the Guarantors (a) is a duly organized or formed and validly existing corporation or other registered entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it does business or owns assets, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.
(b)    Power and Authority; Enforceability. Each of the Obligor and the Guarantors has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of this Note and each other Bridge Loan Document to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of this Note and each other Bridge Loan Document. Each of the Obligor and the Guarantors has duly executed and delivered this Note and each other Bridge Loan Document to which it is a party and this Note constitutes, and each other Bridge Loan Document to which it is a party, constitutes the legal, valid and binding obligation of each of the Obligor and the Guarantors enforceable against the Obligor and each such Guarantor in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).
(c)    No Violation. None of the execution, delivery and performance by the Obligor and the Guarantors of this Note and each other Bridge Loan Document to which it is a party and compliance with the terms and provisions thereof or the consummation of the other transactions contemplated hereby or thereby on the relevant dates therefor will (i) contravene any applicable provision of any material applicable law of any governmental authority, (ii) violate any provision of the organization documents of the Obligor or any Guarantor or (iii) conflict with the Indenture or, subject to the ABL Amendment, the ABL Credit Agreement.
(d)    Pari Passu Indebtedness. Obligations under this Note constitute senior indebtedness of the Obligor and rank pari passu in right of payment with all indebtedness of the Obligor under the Indenture and the ABL Credit Agreement.
(e)    Use of Proceeds. The proceeds of the Advance shall be used solely for the consideration for the Acquisition and any related fees and expenses.
(f)    Solvency. As of the date hereof, the Obligor and its subsidiaries, on a consolidated basis, are Solvent.
7.     Payment. The full outstanding principal amount of this Note, together with all accrued and unpaid interest hereunder, shall become due and payable on the Maturity Date. All monies due hereunder shall be paid in

Dollars. If any payment on this Note shall be due on a day which is not a Business Day, it shall be payable on the next succeeding Business Day. Upon final payment of the full outstanding principal amount of this Note, together with all accrued and unpaid interest hereunder this Note shall be surrendered to the Obligor for cancellation. Amounts borrowed and repaid hereunder may not be reborrowed. All payments hereunder shall be applied to accrued and unpaid interest and to outstanding principal in such order as determined by the Payee in its sole discretion.
8.     Prepayment. The Obligor may, at its option, prepay this Note, in whole or in part, at any time or from time to time without penalty or premium and such prepayment shall be accompanied by payment of accrued and unpaid interest through the date of prepayment.
9.     Guarantee.
(a)    In recognition of the direct and indirect benefits to be received by the Guarantors from the proceeds of this Note and by virtue of the financial accommodations to be made to the Obligor, each of the Guarantors, jointly and severally, hereby unconditionally and irrevocably guarantees as a primary obligor and not merely as a surety the full and prompt payment when due, whether upon maturity, acceleration, or otherwise, of all of the Guarantied Obligations. If any or all of the Guarantied Obligations becomes due and payable, each of the Guarantors, unconditionally and irrevocably, and without the need for demand, protest, or any other notice or formality, promises to pay such indebtedness to the Payee, together with any and all expenses (including the Payee’s expenses) that may be incurred by the Payee in demanding, enforcing, or collecting any of the Guarantied Obligations (including the enforcement of any collateral for such Guarantied Obligations or any collateral for the obligations of the Guarantors under the guaranty in this Note). If claim is ever made upon the Payee for repayment or recovery of any amount or amounts received in payment of or on account of any or all of the Guarantied Obligations and the Payee repays all or part of said amount by reason of (i) any judgment, decree, or order of any court or administrative body having jurisdiction over the Payee or any of its property, or (ii) any settlement or compromise of any such claim effected by the Payee with any such claimant (including the Obligor or any Guarantor), then and in each such event, each of the Guarantors agrees that any such judgment, decree, order, settlement, or compromise shall be binding upon the Guarantors, notwithstanding any revocation (or purported revocation) of this Guaranty or other instrument evidencing any liability of the Obligor or any Guarantor, and the Guarantors shall be and remain liable to the Payee hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by the Payee. The liability of each of the Guarantors hereunder is primary, absolute, and unconditional, and is independent of any security for or other guaranty of the Guarantied Obligations, whether executed by any other Guarantor or by any other person, and the liability of each of the Guarantors hereunder shall not be affected or impaired by, in each case, to the fullest extent permitted by applicable law, (i) any payment on, or in reduction of, any such other guaranty or undertaking, (ii) any dissolution, termination, or increase, decrease, or change in personnel by the Obligor or any Guarantor, (iii) any payment made to the Payee on account of the obligations which the Payee repays to the Obligor or any Guarantor pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding (or any settlement or compromise of any claim made in such a proceeding relating to such payment), and each of the Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, (iv) any action or inaction by the Payee, or (v) any invalidity, irregularity, avoidability, or unenforceability of all or any part of the obligations or of any security therefor. The guaranty by each of the Guarantors hereunder is a guaranty of payment and not of collection. The obligations of each of the Guarantors hereunder are independent of the obligations of any other Guarantor or any other person and a separate action or actions may be brought and prosecuted against one or more of the Guarantors whether or not action is brought against any other Guarantor or any other person and whether or not any other Guarantor or any other person be joined in any such action or actions. Each Guarantor hereby confirms that it is the intention of all parties hereto that the guaranty contained herein not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law to the extent applicable to this guaranty and the obligations of each Guarantor hereunder. To effectuate the foregoing intention, the parties hereto hereby irrevocably agree that the obligations of each Guarantor hereunder at any time shall be limited to the maximum amount as will result in the obligations of such Guarantor hereunder not constituting a fraudulent transfer or conveyance.
(b)    With respect to any Subsidiary of the Obligor or any Guarantor that is not delivering a guarantee of the Guarantied Obligations on the Effective Date:
(i)    Within 30 days of the Effective Date, and in any event no later than when such entities deliver guarantees of the obligations of the Obligor under the Indenture, the Obligor will cause C&J Well Services, Inc., a Delaware corporation, KVS Transportation, Inc., a California corporation, and Indigo Injection #3, LLC, a Texas limited liability company to execute and deliver to the Payee a guaranty supplement to this Note in form and substance reasonably satisfactory to the Payee.
(ii)    If any Subsidiary of the Obligor or any Guarantor becomes obligated under or deliver any guarantee of the obligations of the Obligor under the Indenture, such Subsidiary shall grant a guarantee of all Guarantied Obligations by executing and delivering a guaranty supplement in, each case in form and substance reasonably satisfactory to the Payee.
10.     Security.
(a)    Grant of Security. Each of the Obligor and the Guarantors hereby unconditionally grants, assigns, and pledges to the Payee to secure the obligations under this Note, a continuing security interest in all of the Obligor’s and each such Guarantor’s right, title, and interest in and to the following, whether now owned or hereafter acquired or arising and wherever located (collectively, the “Collateral”):
(i)    all Equipment;
(ii)    all Fixtures related to Material Real Property
(iii)    all Intellectual Property;
(iv)    all Investment Property (including without limitation the Pledged Equity), all Commercial Tort Claims, all Documents, all General Intangibles, all Instruments and all Letter of Credit Rights, in each case, for the avoidance of doubt, not constituting ABL Collateral;
(v)    all Collateral Accounts;
(vi)    all Records relating to the foregoing and all additions, accessions and improvements to, all substitutions and replacements of the foregoing, and
(vii)    to the extent not otherwise included, all Proceeds of the foregoing, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;
provided, however, that notwithstanding anything to the contrary contained herein, this Note shall not constitute nor evidence a grant of a security interest, collateral assignment or any other type of Lien in Excluded Property provided further, that the Proceeds of Excluded Property shall not constitute Excluded Property solely by virtue of being Proceeds thereof but only to the extent that such Proceeds otherwise independently constitute Excluded Property hereunder.
(b)    Security for this Note. The security interest created hereby secures the payment and performance of this Note. Without limiting the generality of the foregoing, this Note secures the payment of all amounts which constitute part of the obligations owed under this Note and would be owed by the Obligor to the Payee but for the fact that they are unenforceable or not allowable (in whole or in part) as a claim in an Insolvency Proceeding involving the Obligor due to the existence of such Insolvency Proceeding.
(c)    Authorization to file UCC Statements. The Obligor hereby authorizes the Payee, its counsel or designee to file, in the name of the Obligor and each Guarantor any UCC or similar financing and continuation statements the Payee in its sole discretion may deem necessary or appropriate to further protect or maintain the perfection of the security interests.
(d)    Information Regarding Collateral. The Obligor will furnish to the Payee, with respect to the Obligor or any Guarantor, promptly (and in any event within 30 days of such change) written notice of any change in such Person’s (i) legal name, (ii) jurisdiction of organization or formation, (iii) type of legal entity or (iv) organizational identification number. The Obligor also agrees promptly to notify in writing the Payee if any material portion of the Collateral is damaged, destroyed or condemned.

(e)    Maintenance of Insurance.
(i)    The Obligor and the Guarantors will maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, with insurers, in such amounts, and with such coverages and deductibles as are at the time of placing such insurance customary for companies similarly situated and which are available at commercially reasonable rates. From time to time upon request, the Obligor shall deliver to the Payee the originals or certified copies of its insurance policies.
(ii)    In addition to the insurance required under clause (i) with respect to Collateral, maintain insurance with insurers, with respect to the properties and business of the Obligor and the Guarantors, of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are at the time of placing such insurance customary for companies similarly situated and which are available at commercially reasonable rates.
11.     Covenants.
(a)    Taxes. The Obligor and each Guarantor shall make all payments, whether on account of principal, interest, fees or otherwise, free of and without deduction or withholding for any present or future taxes, duties or other charges (“Taxes”). If the Obligor or a Guarantor is compelled by law to deduct or withhold any Taxes it shall promptly pay to the Payee such additional amount as is necessary to ensure that the net amount received by the Payee is equal to the amount payable by the Obligor or such Guarantor had there been no deduction or withholding
(b)    Corporate Existence. The Obligor shall do or cause to be done all things necessary to preserve and keep in full force and effect its and its Subsidiaries’ existence, rights (charter and statutory), licenses and franchises; provided, however, that the Obligor shall not be required to preserve any such Subsidiaries’ right, license or franchise if it shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Obligor and its Subsidiaries, taken as a whole.
12.     Events of Default.
(a)    The occurrence of any one or more of the following events shall constitute an Event of Default (an “Event of Default”) under this Note: (i) the failure to pay principal of this Note when due on the Maturity Date or failure to pay interest payable hereunder within (five) 5 Business Days after the same becomes due; provided, that, notwithstanding anything to the contrary contained herein, to the extent the Obligor is not permitted to make a payment under this Note under the terms of the ABL Credit Agreement, failure to make such payment shall not result in an Event of Default hereunder so long as the Obligor makes such payment once permitted under the ABL Credit Agreement; (ii) any representation or warranty made by the Obligor herein shall prove to not have been accurate in all material respects on or as of the date made or deemed made or furnished; (iii) the Obligor or any of its subsidiaries shall: (A) apply for, consent to, or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for any substantial part of the assets or other property of any such person, or make a general assignment for the benefit of creditors; (B) in the absence of such application, consent or acquiesce to or permit or suffer to exist, the appointment of a trustee, receiver, sequestrator or other custodian for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within sixty (60) days; provided that the Obligor hereby expressly authorizes the Payee to appear in any court conducting any relevant proceeding during such sixty (60) day period to preserve, protect and defend their rights under this Note; or (C) permit or suffer to exist the commencement of any Insolvency Proceeding relating to the Obligor or any of its subsidiaries, or its or their debts or assets, whether voluntary or involuntary, or any dissolution, winding up or liquidation proceeding, in respect thereof, and, if any such case or proceeding is not commenced by such person, such case or proceeding shall be consented to or acquiesced in by such person, or shall result in the entry of an order for relief or shall remain for sixty (60) days undismissed; provided the Obligor hereby expressly authorizes the Payee to appear in any court conducting any such case or proceeding during such sixty (60) day period to preserve, protect and defend their rights under this Note; (iv) any failure by the Obligor to perform, or comply with, any material term or condition contained in this Note, and any written repudiation or assertion of the invalidity of the Liens or guarantee granted herein; (v) a default shall occur in the payment of any amount when due (subject to any applicable grace period), whether by acceleration or otherwise, of any principal or stated amount of, or interest or fees on, the indebtedness incurred under the Indenture, or a default shall occur in the performance or observance of any obligation or condition with respect to any such indebtedness if the effect of such default is to accelerate, or permit the holders of such indebtedness to accelerate, the maturity of such indebtedness to cause or declare such indebtedness to become immediately due and payable; (vi) a default shall occur in the payment of any amount when due (subject to any applicable grace period), whether by acceleration or otherwise, of any principal or stated amount of, or interest or fees on, the indebtedness incurred under the ABL Credit Agreement, or a default shall occur in the performance or observance of any obligation or condition with respect to any such indebtedness if the effect of such default is to accelerate the maturity of such indebtedness to cause or declare such indebtedness to become immediately due and payable; and (vi) any Change of Control (as defined in the Indenture) shall have occurred whereupon Holders (as defined in the Indenture) shall have exercised their right to require the Obligor to make a Change of Control Offer pursuant to Section 3.9 of the Indenture.
(b)    The Obligor hereby agrees that upon an Event of Default under this Note, the unpaid principal balance of and accrued but unpaid interest on this Note shall immediately become due and payable upon written notice by the Payee to the Obligor; provided, however, that upon the occurrence of an Event of Default described in clause 12(a)(iii) above the unpaid balance and accrued but unpaid interest shall become due and payable without notice or demand. The Payee shall have all other rights and remedies available at law or in equity, under the Code or pursuant to this Note.
13.     Assignment. Without the prior written consent of the Obligor, the Payee shall not have the right at any time to sell, assign, transfer, negotiate or pledge, all or any part of its interest in this Note (and any attempted assignment or transfer by the Payee without such consent shall be null and void). The Obligor’s rights or obligations hereunder nor any interest therein may be assigned or delegated by the Obligor without the prior written consent of the Payee (and any attempted assignment or transfer by the Obligor without such consent shall be null and void). This Note may be transferred only upon surrender of the original Note to the Obligor for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Obligor, and, thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. It is the intention that this Note be treated as a registered obligation and in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder.
14.     No Waiver by Payee. No delay or omission by the Payee or any other holder hereof to exercise any power, right or remedy accruing to the Payee or any other holder hereof shall impair any such power, right or remedy or shall be construed to be a waiver of the right to exercise any such power, right or remedy. Payee’s right to accelerate this Note for any late payment or the Obligor’s failure to timely fulfill its other obligations hereunder shall not be waived or deemed waived by the Payee by Payee’s having accepted a late payment or late payments in the past or the Payee otherwise not accelerating this Note or exercising other remedies for the Obligor’s failure to timely perform its obligations hereunder. The Payee shall not be obligated or be deemed obligated to notify the Obligor that it is requiring the Obligor to strictly comply with the terms and provisions of this Note before accelerating this Note and exercising its other remedies hereunder because of the Obligor’s failure to timely perform its obligations under this Note.
15.     Obligor Waiver; Indemnity; Expense Reimbursement.
(a)    The Obligor hereby forever waives (i) presentment, presentment for payment, demand, notices of nonperformance, protest, notice of protest, notice of dishonor of this Note and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, (ii) any requirement of diligence or promptness on the part of the Payee in the enforcement of its rights under the provisions of this Note or any other Bridge Loan Document and (iii) any and all notices of every kind and description which may be required to be given by any statute or rule of law.
(b)    The Obligor will indemnify the Payee and the directors, officers, employees, advisors and agents thereof and each Person, if any, who controls the Payee (any of the foregoing, an “Indemnified Person”) and hold each Indemnified Person harmless from and against any and all claims, damages, liabilities and expenses (including, without limitation, all reasonable and documented out-of-pocket fees and disbursements of a single firm of counsel to all Indemnified Persons and, if necessary, one firm of local counsel in each appropriate jurisdiction and one firm of special counsel in each appropriate specialty which an Indemnified Person may incur or which may be asserted against it in connection with any claim, litigation, investigation or proceeding (whether or not such Indemnified Person is a party to such litigation or investigation)) involving this Note and the other Bridge Loan Documents, the use of any proceeds of the Advance by the Obligor or any Subsidiary or any officer, director or employee thereof (all such claims, damages, liabilities and expenses, “Indemnified Liabilities”), provided that the Obligor shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities to the extent such Indemnified Liabilities resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Person, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction. No Indemnified Person shall be liable for any damages arising from the use by unauthorized persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons or for any special, indirect, consequential or punitive damages in connection with this Agreement. The agreements in this Section 15(b) shall survive repayment of the Advance and all other amounts payable hereunder.
(c)    The Obligor shall pay (a) all reasonable out of pocket fees and expenses incurred by the Payee (including, but not limited to, (i) the reasonable fees, disbursements and other charges of one primary counsel for the Payee and, to the extent necessary, of one special counsel retained by the Payee in each relevant specialty and of one local counsel retained by the Payee in each relevant jurisdiction and (ii) due diligence expenses) incurred in connection with the preparation, negotiation, execution, delivery and administration of this Note, any amendments, modifications or waivers of the provisions hereof or thereof and any other related document, in each case executed by an officer of the Obligor and delivered to the Payee in accordance with the terms of this Note (collectively, the “Bridge Loan Documents”) (whether or not the transactions contemplated hereby or thereby shall be consummated) and (b) all out of pocket expenses incurred by the Payee (including the fees, charges and disbursements of any counsel for the Payee) in connection with the enforcement or protection of its rights in connection with this Note and the other Bridge Loan Documents, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of the Note.
16.     Section Headings. Section headings appearing in this Note are for convenient reference only and shall not be used to interpret or limit the meaning of any provision of this Note.
17.     GOVERNING LAW. THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
18.     VENUE. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE OBLIGOR OR THE PAYEE ARISING OUT OF OR RELATING HERETO SHALL BE BROUGHT IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH OF THE OBLIGOR, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE ADDRESS PROVIDED NEXT TO ITS NAME ON SCHEDULE IV; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE OBLIGOR IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE PAYEE RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST THE OBLIGOR IN THE COURTS OF ANY OTHER JURISDICTION TO THE EXTENT THAT THE COURTS SPECIFIED ABOVE DO NOT HAVE SUBJECT MATTER JURISDICTION.
19.     WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS NOTE OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS NOTE, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 19 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE ADVANCE MADE

HEREUNDER. IN THE EVENT OF LITIGATION, THIS NOTE MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
20.     Successors and Assigns. This Note and all the covenants and agreements contained herein shall be binding upon, and shall inure to the benefit of, the respective legal representatives, heirs, successors and permitted assigns of the Obligor and the Payee.
21.     Records of Payments. The records of the Payee shall be prima facie evidence of the amounts owing on this Note.
22.     Amendments and Waivers. No term of this Note may be waived, modified or amended except by an instrument in writing signed by all parties hereto. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.
23.     Severability. In the event any one or more of the provisions contained in this Note should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions. Each waiver in this Note is subject to the overriding and controlling rule that it shall be effective only if and to the extent that (a) it is not prohibited by applicable law and (b) applicable law neither provides for nor allows any material sanctions to be imposed against the Payee for having bargained for and obtained it.
24.     Notices. Any notice, request or other communication required or permitted to be given hereunder shall be given in writing by delivering it against receipt for it, by depositing it with an overnight delivery service or by depositing it in a receptacle maintained by the United States Postal Service, postage prepaid, registered or certified mail, return receipt requested, addressed to the respective parties pursuant to the notice information on the signature pages hereto. All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address. The Obligor’s address for notices may be changed at any time and from time to time, but only after five (5) calendar days advance written notice to the Payee and shall be the most recent such address furnished in writing by the Obligor to the Payee. The Payee’s address for notices may be changed at any time and from time to time, but only after five (5) calendar days advance written notice to the Obligor and shall be the most recent such address furnished in writing by the Payee to the Obligor. Actual notice, however and from whomever given or received, shall always be effective when received.
25.     ENTIRE AGREEMENT. THIS NOTE TOGETHER WITH EACH OTHER BRIDGE LOAN DOCUMENT EXECUTED AND DELIVERED IN CONNECTION HEREWITH EMBODIES THE ENTIRE AGREEMENT AND UNDERSTANDING BETWEEN THE PAYEE, THE OBLIGOR, THE GUARANTORS AND OTHER PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR CONFLICTING OR INCONSISTENT AGREEMENTS, CONSENTS AND UNDERSTANDINGS RELATING TO SUCH SUBJECT MATTER. EACH OF THE OBLIGOR AND THE GUARANTORS ACKNOWLEDGES AND AGREES THAT THERE IS NO ORAL AGREEMENT BETWEEN THE OBLIGOR, THE GUARANTORS AND THE PAYEE WHICH HAS NOT BEEN INCORPORATED IN THIS NOTE OR A BRIDGE LOAN DOCUMENT EXECUTED AND DELIVERED IN CONNECTION HEREWITH.
[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the undersigned have executed this Note as of the date first written above.

OBLIGOR:	BASIC ENERGY SERVICES, INC.

By:	/s/ Keith L. Schilling
Name:	Keith L. Schilling
Title:	President and Chief Executive Officer

Notice Information:
Basic Energy Services, Inc.
81 Cherry Street Suite 2100
Fort Worth, TX 76102
Attention: Keith L. Schilling
Email: Keith.Schilling@basicenergyservices.com

GUARANTORS:

Basic Energy Services GP, LLC
Basic Energy Services LP, LLC
Basic Energy Services, L.P.
Basic ESA, Inc.
SCH Disposal, L.L.C.
Taylor Industries, LLC
AGUA LIBRE HOLDCO LLC
AGUA LIBRE ASSET CO LLC
AGUA LIBRE MIDSTREAM LLC

By:	/s/ Keith L. Schilling
Name:	Keith L. Schilling
Title:	President and Chief Executive Officer

BASIC ENERGY SERVICES, L.P.
By:	Basic Energy Services GP, LLC, its general partner

By:	/s/ Keith L. Schilling
Name:	Keith L. Schilling
Title:	President and Chief Executive Officer

Acknowledged and Agreed By:
ASCRIBE III INVESTMENTS LLC

By:	/s/ Lawrence First
Name:	Lawrence First
Title:	Managing Director

Notice Information:

Ascribe III Investments LLC
299 Park Avenue, 34th Floor
New York, NY 10171
Attention: Lawrence First
Email: lfirst@ascribecapital.com
with a copy to (which shall not constitute notice)

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention: Warren S. de Wied
Email: warren.de.wied@friedfrank.com